Exhibit 99.1
NEWS RELEASE

For further information, contact:	Matt Quantz, Manager — Corporate Communications (337) 232-7028, www.petroquest.com
PETROQUEST ENERGY ANNOUNCES RECEIPT OF REQUISITE CONSENTS
WITH RESPECT TO ITS TENDER OFFER AND CONSENT SOLICITATION
FOR ITS 10 3/8% SENIOR NOTES DUE 2012
LAFAYETTE, LA — August 19, 2010 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that it had received, as 5:00 p.m., New York City time, on August 18, 2010 (the “Consent Date”), tenders and consents from holders of over 73% of the aggregate principal amount of its outstanding 10 3/8% Senior Notes due 2012 (the “Notes”) in connection with its previously announced cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of the Notes, which commenced on August 5, 2010 and is described in the Offer to Purchase and Consent Solicitation Statement dated August 5, 2010 (the “Offer to Purchase”).
The Company intends to execute a supplemental indenture (the “Supplemental Indenture”) to the indenture governing the Notes that would, among other things, eliminate substantially all of the covenants and events of default contained therein. The Supplemental Indenture will not become operative until a majority in aggregate principal amount of the outstanding Notes has been purchased by the Company pursuant to the terms of the Offer, which is expected to occur today, August 19, 2010.
The Company’s obligation to accept for purchase, and to pay for, any Notes pursuant to the Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including the closing today of the Company’s previously announced public offering of $150 million aggregate principal amount of 10% Senior Notes due 2017. Subject to the satisfaction or waiver of these conditions, on August 19, 2010, all holders who validly tendered (and did not validly withdraw) their Notes prior to the Consent Date will receive total consideration equal to $1,028.44 per $1,000 principal amount of the Notes, which includes a consent payment of $2.50 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase.
Holders who tender (and do not validly withdraw) their Notes after the Consent Date and prior to the expiration of the Offer, will be entitled to receive consideration equal to $1,025.94 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. Holders of Notes tendered after the Consent Date will not receive a consent payment. The Offer will expire at 11:59 p.m., New York City time, on September 1, 2010, unless extended by the Company in its sole discretion.
Any Notes not tendered and purchased pursuant to the Offer will remain outstanding and the holders will be subject to the terms of the Supplemental Indenture even though they did not consent to the amendments.
The Company expects to record a loss on extinguishment of debt of approximately $4.1 million (not including accrued and unpaid interest) during the third quarter of 2010 relating to the early retirement of the Notes. The Company also expects to incur approximately $1.5 million of additional interest expense during the third quarter of 2010, related to the write-off of unamortized financing costs and discount associated with the Notes.

The Company has engaged J.P. Morgan Securities Inc. as Dealer Manager and Solicitation Agent for the Offer. Persons with questions regarding the Offer should contact J.P. Morgan Securities Inc. at (800) 245-8812 (toll free) or (212) 270-3994 (collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885 (toll free) or (212) 929-5500 (collect).
This news release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely pursuant to the Offer to Purchase. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, including the impact of the oil spill in the Gulf of Mexico on our present and future operations, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.
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